Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-32681, 333-89839, 333-91184, 333-118812, 333-114436, and 333-128793 on Form S-8 of our reports dated March 16, 2007, relating to the consolidated financial statements of Sun Bancorp, Inc. (which expressed an unqualified opinion and included an explanatory paragraph relating to the adoption of SFAS No. 123(R), Shared Based Payment) and management's report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Sun Bancorp, Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
March 16, 2007